Exhibit 99.2
October 23, 2023

Fellow Calix stockholders:

In the third quarter of 2023, the Calix team executed our tenth consecutive quarter of sequential revenue growth and our fifth consecutive quarter of sequential gross margin expansion, once again demonstrating predictability in our performance due to the unique strength of our platform and managed services model. We delivered record revenue of $263.8 million, record GAAP gross margin of 53.3% and non-GAAP gross margin of 53.8%.

Adoption of our platform continued with 12 new BSPs choosing to partner with Calix. This included BOYCOM Cablevision, Inc., a visionary rural cable operator in southeast Missouri. BOYCOM chose the Calix platform and managed services to transform their business to simplify, thereby increasing efficiency to slash operating expense, excite subscribers through our managed services and grow their brand value in the communities they serve.

The strength of the team’s ongoing disciplined execution was once again illustrated by our stellar balance sheet with no debt, including record-low days sales outstanding (DSO) of 28 and inventory turns of 3.0.
Our balance sheet continues to be a strong foundation for our team as we pursue our mission of enabling BSPs of all sizes to simplify, excite and grow.

For the third quarter of 2023, we also delivered our second consecutive quarter of double-digit free cash flow and repurchased $32.4 million of our common stock, bringing our utilization of the $100 million authorized share repurchase plan to $42.4 million. We will continue our share repurchase program as we expect free cash flow to remain strong and increase into the future.

Calix has a long history of supporting our customers when it comes to government funding programs and their related requirements; and the Broadband Equity, Access and Deployment (BEAD) program is no different. Last month, we publicly affirmed our commitment to “Build America, Buy America” (BABA) for the BEAD program. The decision to manufacture certain products in the United States ensures that Calix customers can leverage the BEAD program while helping create new U.S.-based manufacturing jobs. We are honing our operations in anticipation of the billions of dollars in stimulus that will target the underserved and unserved markets typically addressed by our customers. We expect to begin BEAD/BABA shipments in late 2024 or early 2025.

Last week, we hosted a record number of attendees at the ConneXions 2023 Innovation and Customer Success Conference in Las Vegas. The CEOs of industry leading BSPs, such as ALLO, Bulloch Solutions, CTC, Hunter Communications, Lumos, Schurz Communications, Tombigbee Fiber, Tri-CoGo and United Fiber, participated on the main stage sharing their Grow Your Community playbook as a BSP working to simplify their operations, excite their subscribers and grow their value for investors, cooperative members and the communities they serve. Their presentations, with their incredible results, are available for replay on Calix.com.

Last, but certainly not least, the unique Calix platform and our managed services are enriched by a growing ecosystem of partners who share the same goals as Calix – innovating and making customers successful. An example of the growth in the ecosystem is the recent expansion of our partnerships with the National Information Solutions Cooperative (NISC), which is the largest provider of systems and services, such as billing systems, to rural electric cooperatives and broadband providers. Together, NISC and Calix have agreed to expand our joint innovation roadmap of cloud and software capabilities by enabling data and workflows to seamlessly flow between Calix Cloud and NISC’s clouds, thereby streamlining broadband marketing, operations and support while enhancing the subscriber’s experience.

The industry continues to acknowledge the Calix purpose-driven culture and the strength of our innovative platform and managed services through awards including:

•Calix named #5 for “Best Company Compensation, #8 for “Best Company Perks and Benefits”, and #15 for “Best Company Happiness” by Comparably.
•Calix was awarded the 2023 Tech Culture Award by TMC, recognizing the best tech cultures.
•Calix Marketing Cloud named the Business Intelligence Group 2023 Sales and Marketing “Sammy’s” Technology Award for demonstrating superior performance in marketing insights and analysis.
•Calix was awarded ACA Connects Partnership Award demonstrating Calix’s support to smaller, independent cable businesses.
•Calix named for innovation in the Top 10 Businesses list from The CEO Forum Group.

As the only end-to-end platform company enabling BSPs to maximize the once-in-a-generation opportunity presented by the disruption of the broadband industry, our leadership team is confident that our financial performance will continue to improve across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

The Calix team has executed with excellence and remains committed to enabling our customers to transform their businesses and lead in their markets. As legacy providers continue to scale back their spending plans and see their balance sheets come under further stress in a high interest rate environment, our customers are deploying their high-growth, high-margin, high-cash-flow business to secure capital and grow. We will continue to align our investments to support our mission, vision and strategy while maintaining our operating expense discipline and are confident our model will deliver consistent improvement in our financial performance over many years.

Third Quarter 2023 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP [1]
Revenue	$263.8m	$263.8m	$260.0m – $265.0m
Gross margin	53.3%	53.8% [2]	52.5% – 54.5% [1]
Operating expenses	$124.6m	$109.3m [2]	$108.5m – $111.5m [1]
Net income per diluted common share	$0.24	$0.45 [2]	$0.32 – $0.38 [1]

[1]	Non-GAAP guidance provided on July 19, 2023.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 15.

Revenue, 3Q22 - 3Q23
$300.0M
$250.0M
$200.0M
$150.0M
$100.0M
$50.0M
$0.0M
3Q22
4Q22
1Q23
2Q23
3Q23

Continued demand for our platform and managed service offerings led to our tenth quarter of sequential revenue growth. For the third quarter of 2023, revenue was a record $263.8 million, representing an increase of 1% from the prior quarter and 12% compared with the same quarter a year ago.

Revenue EDGE revenue decreased by 8% from the prior quarter due to continued management of customer buffers and was up 12% compared with the year ago quarter as both new and existing customers continued to add subscribers.

We achieved another record quarter for the Intelligent Access EDGE with revenue up 8% from the prior quarter and increased 60% compared with the year ago quarter, due to some seasonality as customers worked to complete their summer network builds and driven by the technology upgrade cycle to consolidated networks and 10 Gigabit PON.

U.S. revenue was 89% of revenue for the third quarter of 2023, the same as the second quarter of 2023, and down 2% from 91% of revenue for the year ago quarter. U.S. revenue increased 1% in absolute dollars sequentially, and 9% compared with the year ago quarter. International revenue was 11% of revenue in the third quarter of 2023, up by 0.4% in absolute dollars. Higher shipments to Europe were mostly offset by lower shipments to Americas customers outside of the United States and Middle East/Africa customers. International revenue was up 40% compared with the year ago period, primarily due to higher shipments to European customers and partially offset by lower shipments to Americas customers outside of the United States.

We continue to focus on finding strategically aligned customers of all types and sizes that recognize the need for business transformation enabled by our platform and managed service offerings. During the third quarter of 2023, we added 12 new BSP customers, bringing our year-to-date additions to 39.

As we have discussed previously, technology disruptions start with small customers and eventually work their way up to large customers. Revenue from small customers was 74% of revenue for the third quarter of 2023, down from 76% for the prior quarter, and decreased 0.3% in absolute dollars due in part to the lower Revenue Edge revenue within this customer group. Revenue from medium-sized customers was 16% of revenue in the third quarter of 2023, up from 14% in the prior quarter, and increased 11% in absolute dollars due primarily to increased sales to a medium-sized customer we added in 2022. Revenue from large customers was 10% of revenue for the third quarter of 2023, the same as the prior quarter and down 3% in absolute dollars from the second quarter of 2023. Shipments were slightly lower across our large customer base from the prior quarter except for the continued strength from the same large customer we noted in the last two quarterly stockholder letters.

Platform and Managed Services Adoption, 3Q22 - 3Q23
(Number of Customers)
942
830
285
950
844
293
988
865
334
1,008
885
349
1,021
890
367
Q322
Q422
Q123
Q223
Q323
Revenue EDGE/Intelligent Access EDGE
Calix Cloud
Managed Services

Greater customer adoption of our platform and managed services was again evidenced by the continued increase in all three metrics compared with the prior quarter. As we have noted previously, our platform and managed services monetize based on subscriber count, and the growth in subscribers and on-going adoption of our platform and managed services form the “expand” in our “land and expand” strategy. Over time, the recurring revenue from continued platform and managed services adoption will drive higher gross margin.

Our platform consists of Revenue EDGE, Intelligent Access EDGE and Calix Cloud. We added 13 new Revenue EDGE and/or Intelligent Access EDGE customer deployments in the third quarter of 2023. By deploying the Revenue EDGE, BSPs can quickly implement and sell managed services, thereby increasing their average revenue per user at the highest possible margin with the greatest levels of subscriber satisfaction.

We added 5 new Calix Cloud deployments, which include Engagement Cloud (formerly Marketing Cloud), Service Cloud (formerly Support Cloud) and/or Operations Cloud in the third quarter of 2023. Calix Cloud allows our BSPs to benefit from the power of data-driven insights to drive best-in-class net promoter scores.

Our managed services showed continued growth as 18 additional customers began deploying a managed service. We currently offer 9 managed services consisting of Wi-FiIQ, CommandIQ, ProtectIQ, ExperienceIQ, Arlo Secure, Bark, Servify, SmartBiz and SmartTown.

Remaining Performance Obligations, 3Q22 - 3Q23
$250M
$200M
$150M
$100M
$50M
$0M
3Q22
4Q22
1Q23
2Q23
3Q23
Current
Long-term

Remaining performance obligations, or RPOs, result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/ maintenance agreements, while excluding licensed software, usage-based models and true-ups. These commitments generally have an initial term of three years. As of the end of the third quarter of 2023, our RPOs were $219.5 million, which is an increase of $6.5 million, or 3%, from the prior quarter and an increase of $46.4 million, or 27%, from the quarter a year ago. Current RPO at the end of the third quarter of 2023 was $85.4 million, up 6% from $80.4 million at the prior quarter end and up 42% from $60.3 million at the quarter end a year ago. The increases reflect the continued adoption of our platform offerings by an increasing number of our BSP customers. Our expectation is that we will see RPO growth every quarter for the foreseeable future, albeit these quarterly increases will vary.

Gross Margin, 3Q22 - 3Q23
55.0%
50.0%
45.0%
3Q22
4Q22
1Q23
2Q23
3Q23
GAAP GM
Non-GAAP GM

For the fifth consecutive quarter, gross margin moved higher as our platform solutions grew and the supply chain continued to improve. GAAP gross margin increased 100 basis points sequentially, and 320 basis points year-over-year, to 53.3%. Included in GAAP gross margin is stock-based compensation and intangible asset amortization. Excluding these items, our non-GAAP gross margin was 53.8% for the third quarter of 2023, representing an increase of 100 basis points sequentially and 310 basis points from the year ago period. The continued improvement is primarily due to higher platform and managed services revenue as we continue to grow our platform model. Also, during the third quarter of 2023, we benefited from a shift in product mix and the sell through of a lower amount of excessively priced components acquired in the secondary market in prior periods. Our expectation is the long-term trend for gross margin on an annual basis will continue to increase with varied rates on a quarterly basis.

Operating Expenses, 3Q22 - 3Q23
$140M
$120M
$100M
$80M
$60M
$40M
$20M
$0M
3Q22
4Q22
1Q23
2Q23
3Q23
S&M
R&D
G&A
Stock Comp

We continue to invest within our target financial model to capitalize on the once-in-a-generation opportunity ahead. Our GAAP and non-GAAP operating expenses for the third quarter of 2023 were $124.6 million and $109.3 million, representing 47.2% and 41.4% of revenue, respectively. Sequentially, GAAP operating expenses decreased by $0.1 million and non-GAAP operating expenses increased by $1.7 million. The GAAP decrease was due to lower stock-based compensation while the non-GAAP increase resulted primarily from increased personnel costs. Compared with the year ago quarter, GAAP and non-GAAP operating expenses increased by 26% and 24%, respectively, primarily due to ongoing investments in headcount across our organization. These investments are needed to support the current and future demand for our platform offerings as we focus on our BSP customers’ success. Non-GAAP sales and marketing investments were 18.2% of revenue, which is at the lower end of our target financial model range of 18% to 20%. Non-GAAP research and development investments were 30.1% of gross profit, which is above our target financial model of 29%. Non-GAAP general and administrative investments were 7.0% of revenue and inline our target financial model of 7%.

Net Income, 3Q22 - 3Q23
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
3Q22
4Q22
1Q23
2Q23
3Q23
GAAP Net Income
Non-GAAP Net Income

GAAP net income of $17.0 million for the third quarter of 2023 increased by approximately $7.6 million sequentially, primarily due to higher revenue and gross margin and a lower income tax rate. GAAP net income was up $3.5 million compared with the same quarter a year ago. GAAP net income for the third quarter of 2023 included stock-based compensation of $16.0 million and intangible asset amortization of $0.7 million, partially offset by the income tax effect for these items of $2.6 million. Our non-GAAP net income for the third quarter of 2023 was $31.0 million, an increase of $5.8 million when compared with $25.2 million in the prior quarter, and an increase of $7.2 million when compared with $23.8 million in the same quarter a year ago. The increases are mainly due to a lower income tax rate and to a lesser extent the higher revenue and gross margin performance. Our income tax rate for the third quarter of 2023 included favorable adjustments to our 2022 estimated income taxes as a result of finalizing our 2022 income tax returns as well as improvements in the current year assumptions.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 3Q22 - 3Q23
140 Days
130 Days
120 Days
110 Days
100 Days
3Q22
4Q22
1Q23
2Q23
3Q23

Our pristine balance sheet continued to strengthen. Our DSO at the end of the third quarter 2023 was a record low at 28 days, down 6 days from the prior quarter and down 11 days from the same quarter a year ago. Our target financial model for DSO remains between 35 and 45 days. Inventory turns were 3.0, the same as the prior quarter, and down from 3.1 at the end of the third quarter a year ago. Inventory turns for the third quarter of 2023 were at the low end of our target financial model of 3 to 4 turns. In the third quarter of 2023, we also increased our support to our contract manufacturers with additional inventory deposits of $14.5 million related to component materials, bringing our total inventory deposits to

$65.9 million. With the supplier lead times normalizing, we expect over the next six quarters our inventory turns will adjust to the middle of the target financial model range and the suppliers’ excess components will diminish. Days payable outstanding (DPO) at the end of the third quarter was 16 days, down 9 days from the prior quarter and 23 days from the year ago quarter, due to timing of inventory purchases. Our target financial model for DPO is to be between 25 and 35 days. Our cash conversion cycle was 133 days compared with 131 days in the prior quarter and 117 days in the same quarter last year. Our target financial model remains for our cash conversion cycle to be between 100 and 130 days.

Cash Flow, 3Q22 - 3Q23
$20M
$15M
$10M
$5M
$0M
3Q22
4Q22
1Q23
2Q23
3Q23
Operating Cash Flow
Free Cash Flow

We ended the third quarter of 2023 with cash and investments of $250.1 million, a sequential decrease of $14.0 million as a result of purchasing $32.4 million of our common stock at an average price of $44.44. This investment was partially offset by positive non-GAAP free cash flow of $12.0 million and proceeds from equity-based employee benefit plans of $8.4 million. Over the past year, our cash and investments increased by $15.4 million due primarily to proceeds from equity-based employee benefit plans of $32.7 million and positive non-GAAP free cash flow of $28.7 million. These increases were partially offset by investments in our common stock of $42.4 million at an average price of $44.47. Over the next year, we expect both operating and non-GAAP free cash flow to remain strong due to continued gross margin expansion, profitable growth, improved inventory turns and a reduction of supplier inventory deposits as our supply chain continues to return to normal lead times.

Fourth Quarter 2023 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$261.0m – $267.0m	$261.0m – $267.0m
Gross margin	53.0% – 55.0% [1]	52.5% – 54.5%
Operating expenses	$111.0m – $114.0m [1]	$129.0m – $132.0m
Net income per diluted common share [2]	$0.33 – $0.39 [1]	$0.11 – $0.17

[1]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 16.
[2]	Based on 69.3 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2023, ending December 31, 2023, reflects our expectations as of the date of this letter.

Our revenue guidance for the fourth quarter of 2023, at the midpoint, is for revenue to increase slightly compared with the prior quarter as we experience continued demand for our platform and managed services. When using the midpoint of the fourth quarter 2023 guidance, it would result in 2023 revenue increasing 20% from 2022, representing our fourth consecutive year of 20% or higher revenue growth.

Our non-GAAP gross margin guidance for the fourth quarter of 2023, at the midpoint, represents an increase of 20 basis points compared with the prior quarter. When using the midpoint of the gross margin outlook for the fourth quarter of 2023, annual gross margin for fiscal 2023 would be approximately 53.1%, an increase of 240 basis points from fiscal 2022.

Our non-GAAP operating expense guidance for the fourth quarter of 2023 includes the additional expenses associated with our annual ConneXions event held last week. It also reflects our continued commitment to invest fully to our target model to address the opportunity in front of us.

We expect our non-GAAP effective income tax rate in the fourth quarter will decline slightly to a range of 22.5% to 23.5%.

Summary

We are excited about the growth opportunity ahead for Calix and our strategically aligned customers. Calix is partnering with BSPs to transform and disrupt the broadband industry through the power of our unique end-to-end platform and growing ecosystem of managed services business model to deliver offerings across residential, business, education and the communities they serve. Through this relationship, our customers will grow market share against the legacy incumbents who continue to follow a ‘speed-first’ model.

The foundation for our growth continues to be based on three vectors:

•New subscribers: BSP customers leverage our clouds, software and managed services to differentiate themselves in their markets thereby adding subscribers.
•Existing subscribers: BSP customers adopt new clouds, software and managed services to reduce their operational costs and grow revenue per subscriber.
•New BSPs: We continue to sign new strategically aligned service providers who recognize that our platform enables their team to transform their business as they simplify their operational costs and time to market and excite their subscribers with market differentiating managed services to grow for their members/investors and the communities they serve.

Our financial strength is unmatched in the industry, with expanding revenue and margins, growing cash generation and a pristine balance sheet. We will continue to invest in our business, developing and deploying the platforms and managed services that are enabling our customers to add subscribers at a faster pace and achieve their business goals. The opportunity ahead of us is immense, and we are confident that we will maintain quarter-on-quarter revenue growth and margin expansion in a predictable manner.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, October 24, 2023, at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our third quarter 2023 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13741144.

The conference call and webcast will include forward-looking information.

Investor Inquiries
Jim Fanucchi
VP, Investor Relations
InvestorRelations@calix.com
(408) 404-5400

About Calix
Calix, Inc. (NYSE: CALX) — Broadband service providers of all sizes leverage the Calix platform and teams to simplify their business and excite their subscribers to grow the value of their business and for their communities for generations. The democratizing power of the platform and portfolio of managed services enables them to operate efficiently, acquire subscribers, and deliver exceptional experiences. Calix is dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our customers and their communities.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platform, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, free cash flow and liquidity, and future financial performance (including the outlook for the fourth quarter of 2023 and future periods and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platform, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Net Promoter®, NPS®, NPS Prism® and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld. Net Promoter Score℠ and Net Promoter System℠ are service marks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022

Revenue	$263,835	$236,334	$774,859	$623,324
Cost of revenue	123,286	117,762	369,789	312,780
Gross profit	140,549	118,572	405,070	310,544
Operating expenses:
Sales and marketing	52,356	46,134	158,817	123,363
Research and development	46,963	33,196	135,477	93,443
General and administrative	25,301	19,237	73,100	54,179
Total operating expenses	124,620	98,567	367,394	270,985
Operating income	15,929	20,005	37,676	39,559
Interest income and other expense, net:
Interest income, net	2,658	595	6,553	870
Other expense, net	(444)	(134)	(448)	(474)
Total interest income and other expense, net	2,214	461	6,105	396
Income before income taxes	18,143	20,466	43,781	39,955
Income taxes	1,190	7,023	7,857	10,872
Net income	$16,953	$13,443	$35,924	$29,083
Net income per common share:
Basic	$0.26	$0.21	$0.54	$0.45
Diluted	$0.24	$0.19	$0.52	$0.42
Weighted average number of shares used to compute net income per common share:
Basic	66,288	65,355	66,201	64,892
Diluted	69,579	69,174	69,644	68,587

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$135,675	$79,073
Marketable securities	114,417	162,642
Accounts receivable, net	80,661	93,804
Inventory	150,033	149,160
Prepaid expenses and other current assets	106,839	62,691
Total current assets	587,625	547,370
Property and equipment, net	29,123	25,834
Right-of-use operating leases	9,964	9,283
Deferred tax assets	162,901	167,031
Goodwill	116,175	116,175
Other assets	20,872	19,142
	$926,660	$884,835
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,134	$41,407
Accrued liabilities	82,078	90,474
Deferred revenue	34,944	33,541
Total current liabilities	139,156	165,422
Long-term portion of deferred revenue	25,413	25,072
Operating leases	8,446	8,442
Other long-term liabilities	2,700	6,332
Total liabilities	175,715	205,268
Stockholders’ equity:
Common stock	1,649	1,644
Additional paid-in capital	1,104,435	1,070,100
Accumulated other comprehensive loss	(1,359)	(2,473)
Accumulated deficit	(353,780)	(389,704)
Total stockholders’ equity	750,945	679,567
	$926,660	$884,835

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 30,	October 1,
	2023	2022
Operating activities:
Net income	$35,924	$29,083
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	50,090	31,502
Depreciation and amortization	12,181	10,837
Deferred income taxes	4,294	5,225
Net accretion of available-for-sale securities	(3,119)	(533)
Changes in operating assets and liabilities:
Accounts receivable, net	13,143	(15,308)
Inventory	(873)	(52,236)
Prepaid expenses and other assets	(48,532)	(32,854)
Accounts payable	(19,756)	36,170
Accrued liabilities	(141)	9,825
Deferred revenue	1,745	9,112
Other long-term liabilities	(3,629)	(9,745)
Net cash provided by operating activities	41,327	21,078
Investing activities:
Purchases of property and equipment	(13,883)	(9,260)
Purchases of marketable securities	(133,521)	(142,280)
Maturities of marketable securities	185,888	134,325
Net cash provided by (used in) investing activities	38,484	(17,215)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	26,659	21,498
Repurchases of common stock	(42,409)	—
Payments related to financing arrangements	(7,560)	(995)
Net cash provided by (used in) financing activities	(23,310)	20,503
Effect of exchange rate changes on cash and cash equivalents	101	(527)
Net increase in cash and cash equivalents	56,602	23,839
Cash and cash equivalents at beginning of period	79,073	51,333
Cash and cash equivalents at end of period	$135,675	$75,172

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	September 30, 2023	July 1, 2023	April 1, 2023	December 31, 2022	October 1, 2022
GAAP gross margin	53.3%	52.3%	51.2%	51.1%	50.1%
Adjustments to GAAP amount:
Stock-based compensation	0.3	0.3	0.3	0.3	0.3
Intangible asset amortization	0.2	0.2	0.3	0.2	0.3
Non-GAAP gross margin	53.8%	52.8%	51.8%	51.6%	50.7%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	September 30,	July 1,	April 1,	December 31,	October 1,
	2023	2023	2023	2022	2022
GAAP operating expenses	$124,620	$124,659	$118,115	$111,833	$98,567
Stock-based compensation	(15,292)	(17,064)	(15,420)	(12,590)	(10,329)
Non-GAAP operating expenses	$109,328	$107,595	$102,695	$99,243	$88,238

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	September 30,	July 1,	April 1,	December 31,	October 1,
	2023	2023	2023	2022	2022
Net cash provided by operating activities	$15,751	$17,464	$8,112	$6,105	$6,714
Purchases of property and equipment	(3,776)	(5,489)	(4,618)	(4,807)	(3,394)
Non-GAAP free cash flow	$11,975	$11,975	$3,494	$1,298	$3,320

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	September 30,	July 1,	April 1,	December 31,	October 1,
	2023	2023	2023	2022	2022
GAAP net income	$16,953	$9,373	$9,598	$11,927	$13,443
Adjustments to GAAP amount:
Stock-based compensation	16,026	17,844	16,220	13,325	11,027
Intangible asset amortization	658	658	658	658	658
Income tax effect of non-GAAP adjustments	(2,641)	(2,672)	(4,978)	(1,857)	(1,362)
Non-GAAP net income	$30,996	$25,203	$21,498	$24,053	$23,766

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share [1]
(Unaudited)
Three Months Ended September 30, 2023

GAAP net income per diluted common share	$0.24
Adjustments to GAAP amount:
Stock-based compensation	0.23
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.03)
Non-GAAP net income per diluted common share	$0.45

[1]	Based on 69.6 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2023
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	52.5% - 54.5%	0.3%	0.2%	53.0% - 55.0%
Operating expenses	$129,000 - $132,000	$(18,000)	$ —	$111,000 - $114,000
Net income per diluted common share [1]	$0.11 - $0.17	$0.21 [2]	$0.01 [2]	$0.33 - $0.39

[1]	Based on 69.3 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.